Free Writing Prospectus

Filed pursuant to Rule 433

Dated May 5, 2021

Relating to

Preliminary Prospectus Supplement dated May 5, 2021

Registration Statement No. 333-255789

Investor Presentation May 2021

Disclosure Forward - Looking Statements This presentation contains forward - looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 . In some cases, such forward - looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words . Forward - looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward - looking statements . Although it is not possible to identify all of these risks and factors, they include, among others, the following : the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves ; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended ; downgrades in the financial strength rating of our regulated insurance subsidiaries may impact our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition ; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel ; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both ; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships ; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships ; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss ; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations ; inadequacy of premiums we charge to compensate us for our losses incurred ; changes in laws or government regulation, including tax or insurance law and regulations ; the ongoing effect of Public Law No . 115 - 97 , informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as taxes on our shareholders ; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U . S . federal income taxation ; the Company or any of its foreign subsidiaries becoming subject to U . S . federal income taxation ; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities ; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events ; the effects of the COVID - 19 pandemic and associated government actions on our operations and financial performance ; potential effects on our business of emerging claim and coverage issues ; exposure to credit risk, interest rate risk and other market risk in our investment portfolio ; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents ; our ability to manage our growth effectively ; failure to maintain effective internal controls in accordance with Sarbanes - Oxley Act of 2002 , as amended (“Sarbanes - Oxley”) ; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends . Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward - looking statements, is contained in our filings with the U . S . Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10 - K filed with the SEC on February 26 , 2021 . These forward - looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward - looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise . This presentation does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which any offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such jurisdiction . If a transaction follows, it will be made under the Company’s registration statement to be filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus . When available, a copy of the prospectus and the applicable prospectus supplement relating to such transaction may be obtained from the Securities and Exchange Commission’s website at www . sec . gov or by contacting Barclays Capital Inc . (Attention : Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 , or by telephone at (888) 603 - 5847 , or by email at Barclaysprospectus@broadridge . com ) or Keefe Bruyette & Woods, Inc . (Attention : Capital Markets, 787 Seventh Avenue, 4 th Floor, New York, New York 10019 , or by telephone at (212) 887 - 7777 , or by email at USCapitalMarkets@kbw . com ) . You are advised to obtain a copy of the prospectus and related prospectus supplement and to carefully review the information contained or incorporated by reference therein before making any investment decision . Non - GAAP Financial Measures This presentation contains non - GAAP financial measures as defined by Regulation G of the rules of the SEC . These non - GAAP measures, such as underwriting profit, adjusted net operating income, tangible equity and adjusted net operating return on average tangible equity (which is calculated as adjusted net operating income divided by the average tangible equity for the trailing five quarters) are not in accordance with, nor are they a substitute for, GAAP measures . We believe these non - GAAP measures provide users of our financial information useful insight into our performance . Investors should consider non - GAAP measures in addition to, and not as a substitute for, or superior to, the comparable GAAP measures . Please refer to pages 29 & 30 of this presentation for a reconciliation of the non - GAAP financial measures to the equivalent GAAP equivalents . Ratings Disclaimer Notice Reproduction of any information, data or material, including ratings (“Content”) in any form is prohibited except with the prior written permission of the relevant party . Such party, its affiliates and suppliers (“Content Providers”) do not guarantee the accuracy, adequacy, completeness, timeliness or availability of any Content and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such Content . In no event shall Content Providers be liable for any damages, costs, expenses, legal fees, or losses (including lost income or lost profit and opportunity costs) in connection with any use of the Content . A reference to a particular investment or security, a rating or any observation concerning an investment that is part of the Content is not a recommendation to buy, sell or hold such investment or security, does not address the suitability of an investment or security and should not be relied on as investment advice . Credit ratings are statements of opinions and are not statements of fact . Market and Industry Data This presentation includes market and industry data, forecasts and projections . We have obtained certain market and industry data from publicly available industry publications . These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed . The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved . 2

Executive Summary

4 Offering Summary Issuer Exchange / Ticker Base Offering Size Composition Overallotment Option Use of Proceeds Lock - Up Active Bookrunners James River Group Holdings, Ltd. NASDAQ / JRVR $175.0M 100% Primary 15% of Base Offering Size (100% Primary) General corporate purposes 60 day lock - up for Company, Directors and certain Officers Barclays and Keefe Bruyette & Woods

5 Transaction Overview Overview • $175.0M common equity offering • In Q1 2021 we reported a net loss of $103.5 million including $170.0 million of adverse development entirely related to a previously canceled commercial auto account in runoff since 2019 Rationale • Backs strong actions taken to eliminate reserving overhang from the runoff commercial auto portfolio • Bolsters capital to support continued strong and profitable growth, and our goal of building a best - in - class E&S franchise, as well as rapid scaling of fronting and fee income business • Supports continued profitable growth at current strong pace amid maintenance of operating and financial leverage ratios at historical ranges Going Forward • We believe the overhang related to commercial auto has been eliminated • Ensure that the Company remains fully focused on this attractive market opportunity for our U.S. insurance franchises • E&S and Specialty Admitted segments are achieving strong growth metrics in a favorable operating environment • Compelling pricing trends and market backdrop • Optimize growth in our most profitable businesses while remaining vigilant on expenses

6 Overview of James River x Renew our unrelenting focus on underwriting profitability x Generate superior underwriting margins from our niche casualty focused risk, while growing both non - risk bearing fee income and investment income x Continue to focus on the small and middle market, where we have earned superior returns over our 19 year history x Target low volatility casualty risk with low retentions and little property exposure x Seek out new opportunities to meaningfully build fee income and increase the proportion of total company non - risk earnings x Optimize investment returns - upside generated from unique strategies representing a small portion of our portfolio x We anticipate a low double digit ROATE for the balance of 2021 and future periods We seek to deliver a consistent , top tier return on tangible equity and generate sector leading value creation

First Quarter 2021 Review Strong quarterly rate of growth in Core E&S (1) ( 36 % GWP vs Q 1 2020 ) o Core E&S GWP has doubled in size over past two years o Obtained a 15 % renewal rate increase during the quarter, the 17 th consecutive quarter of rate increases, representing a compound aggregate rate increase of 36 % over that period Specialty Admitted segment GWP increased 24 % during Q 1 2021 as recently added fronted programs continue to mature and expand o Fee income generated by the Specialty Admitted segment increased 22 % in Q 1 2021 over the same period last year We recorded $ 170 . 1 M of adverse development on prior accident year loss reserves, driven by commercial auto ( $ 170 . 0 M, primarily from one large runoff account) and our Casualty Reinsurance segment ( $ 2 . 5 M), offset by favorable development in Core E&S ( $ 1 . 4 M ) and the Specialty Admitted segment ( $ 1 . 0 M) o We believe the overhang related to commercial auto has been eliminated, and that we are now fully able to focus on our prospective business and what continues to be a historically strong E&S marketplace Tangible Book Value per Share (2) of $ 14 . 00 , a decrease of 26 % from December 31 , 2020 , before the deduction of dividends, due to a net loss of $ 103 . 5 M and after - tax unrealized losses in the Company's fixed income investment portfolio of $ 42 . 7 M due to an increase in interest rates during the quarter o Tangible Book Value Per Share (2) excluding AOCI of $ 12 . 42 , a decrease of 23 % from December 31 , 2020 , before the deduction of dividends COVID - 19 and natural catastrophes (including Q 1 winter storms) have had little impact on our business 7 (1) Core E&S represents the Excess and Surplus Lines segment excluding commercial auto. (2) Tangible book value per share is a Non - GAAP Financial Measure. Please see reconciliation of GAAP to Non - GAAP measures in the Appendix.

Commercial Auto Overview: Timeline

- In Q1 2021, we continued to experience paid and incurred loss emergence which meaningfully exceeded expectations in our runoff large commercial auto account that we cancelled effective December 31, 2019
- In response, we meaningfully adjusted our actuarial methodologies using our own loss experience in paid and incurred projections and giving greater weight to incurred methods, resulting in a significant strengthening of reserves ($170.0M pre-tax)
- As noted, this account has been in run-off and has not produced any GWP since 2019[(1)]
- **We believe this overhang has been eliminated, and that we are now fully able to focus on our prospective business and what continues to be a historically strong E&S market**

Commercial Auto Account Timeline

2013

We begin insuring rideshare business including one commercial auto account which grew significantly in later years

2019

Commercial auto represents **28%** of consolidated GWP

We delivered early notice of termination to the large account on 10/8/19 effective 12/31/19 following poor underwriting performance, changes to the risk and a desire to refocus on our Core E&S business

2020

Large account produced no premium; commercial auto represents **2**% of consolidated GWP[(1)]

2021

Large account produced no premium; commercial auto represents **2%** of consolidated YTD GWP[(1)]

- Recorded $170.0M in adverse development related to terminated commercial auto account
- Meaningful change in actuarial methodologies using experience development methods only, giving more weight to incurred data
- Surge in paid and incurred losses in Q4 2020 and Q1 2021 following delays in reporting due to COVID-19 and higher severity
- Most recent adverse development stems from accident years 2018 and 2019

(1) The large commercial auto account in runoff represents the bulk of our commercial auto gross written premiums. None of the remaining commercial auto business we write is exposed to the "ride-share" sector.

JAMES RIVER GROUP HOLDINGS, LTD.

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Commercial Auto Overview:
Claims and Reserves Statistics

Recent claims emergence pattern and internal actuarial work gives us significant comfort around current carried reserves

Reserves are **Greater** than Carried Reserves at 12/31/2019

Current Reserve Mix:
42% IBNR
58% Case
Meaningful IBNR Balance For Book in Run Off Since FY 2019

$450M
Current Commercial Auto Reserves

Reserve Balance Increased **+33%** Since Q4 2020

Infrequent Newly Reported Claims in Runoff Portfolio; No Accidents Insured After **12/31/2019**

Closing **Run-off Related Claims Quickly**

Closed **~60%** of Open Claims Since Large Account Went Into Run Off in December 2019

~8,000
Current Open Claims
Closing **~100** Claims Per Week
Closed **>400K** Claims

Over $55K
Average Reserve Per Open Claim
Meaningfully Higher Than **$39K** Net Paid Per Open Claim Since 1/1/21

JAMES RIVER GROUP HOLDINGS, LTD.
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Capital Position

($ and shares in M)	Q4 2020	Q1 2021	Q1 2021 Pro Forma Raise [1]
Assets			
Cash and Cash Equivalents	$162.3	$183.5	$349.7
Goodwill and Intangible Assets	218.2	218.1	218.1
Total Assets	5,063.1	5,109.7	5,276.0
Liabilities and Shareholders' Equity			
Reserve for Losses and Loss Adjustment Expenses	2,192.1	2,413.8	2,413.8
Senior Debt	262.3	262.3	262.3
Junior Subordinated Debt	104.1	104.1	104.1
Total Debt	366.4	366.4	366.4
AOCI	81.9	39.2	39.2
Total Shareholders' Equity	795.6	639.6	805.9
Total Tangible Shareholders' Equity	577.4	421.5	587.7
BVPS	$25.96	$20.78	$23.37
TBVPS	$18.84	$13.70	$17.04
Shares Outstanding	30.6	30.8	34.5
Leverage Ratio [2]	30%	35%	29%
NWP / Tangible Shareholders' Equity [3]	1.12x	1.63x	1.17x

Commentary

- Contemplated equity raise would bolster balance sheet and position the business for profitable growth at current strong pace to generate a compelling return on tangible equity
- Would provide continued growth at current pace, while maintaining operating and financial leverage ratios within recent historical ranges
  - Operating leverage of 1.2x – 1.5x and financial leverage of 25% – 33%
- Our Core E&S and Specialty Admitted Businesses continue to be our main sources of growth and drive our anticipated returns of a low double digit ROATE
- Our A.M. Best financial strength rating of "A" is currently on negative outlook, as noted in Best's March 2021 press release, following our Q4 2020 announcement of adverse development in the commercial auto line of business[4]

Our newly fortified balance sheet would enable us to continue to capitalize on tailwinds from a hard P&C market and a re-opening economy

(1) Assumes net proceeds on a $175.0M primary common equity raise at $47.11 (JRVR's closing price on 4/30/2021).
(2) Leverage ratio, in accordance with the Company's credit agreements, is calculated as adjusted consolidated debt / total capital. Adjusted consolidated debt treats hybrid securities as equity capital up to 15% of total capitalization.
(3) NWP for the trailing twelve month period.
(4) Please refer to risk factors in our Annual Report on Form 10-K filing.

JAMES RIVER GROUP HOLDINGS, LTD.

10

Our Business

- We are a specialty, low volatility underwriting company with an attractive, sizeable Excess & Surplus ("E&S") franchise and rapidly scaling "capital light" fronting business with an efficient structure (Bermuda)
- Little to no catastrophe exposure
- Our focus is small and medium sized commercial account Excess & Surplus Lines casualty business which we look to continue to complement with a growing fee business within our Specialty Admitted segment

Our Key Growth Opportunities

E&S Segment

- Focus is on small and medium sized commercial account E&S casualty business: generally $1.0M per occurrence limits; ~$21,000 avg. premium per account; significant strength in current market
- "Core E&S" excludes commercial auto, the bulk of which is in run off as of 12/31/2019
- Core E&S has experienced 17 consecutive quarters of positive renewal rate increases; 36% CAGR over that time period
- Underwritten by specialists in 13 divisions and distributed through 110+ broker groups

PROFITABLE SPECIALTY UNDERWRITING

56% FY 2020 Consolidated GWP(1)

$699.1M FY 2020 GWP

$98.4M FY 2020 Underwriting Profit(2)

Specialty Admitted Segment

- Segment includes (i) a growing, deal-driven, "capital light" fee business which fronts admitted and non-admitted business and (ii) a targeted book of workers' compensation risks
- In 2020, we added 8 new programs, which continue to grow in size. Pipeline is robust
- Business is scaling well, as fee and premium income grow with a stable expense and capital base
- Gross fee income of $15.8M in FY 2019 and $19.3M in FY 2020

A FOCUS ON FEE INCOME

33% FY 2020 Consolidated GWP(1)

$408.7M FY 2020 GWP

$4.2M FY 2020 Underwriting Profit

Casualty Reinsurance Segment

- Third-party proportional and working-layer excess casualty business focused on small and medium U.S. specialty lines
- Experiencing significant positive renewal rate increases similar to the E&S segment
- Loss mitigation features are heavily used across the book
- Significantly downsized and de-risked during 2018 to optimize group returns and structure

LOW VOLATILITY UNDERWRITING

12% FY 2020 Consolidated GWP(1)

$149.2M FY 2020 GWP

JAMES RIVER GROUP HOLDINGS, LTD.

11

(1) Does not add up to 100% due to rounding.
(2) Underwriting profit is shown for Core E&S and excludes adverse development of $91.4M related to the commercial auto business.

Attractive Growth Businesses

- **Already hard E&S market poised for continued profitable growth as new businesses replace failed businesses in the wake of COVID-19, and are forced to find insurance coverage in the E&S market given their lack of insurance loss history**
- Our primary businesses (Core E&S and Specialty Admitted) have been profitably growing and consistently since 2013, and represented 86% of gross written premiums in 2020
- Core E&S has doubled in size over the past 2 years
- Core E&S is benefiting from significant rate hardening and strong submission flow as major industry competitors retrench and standard market writers recalibrate their risk appetite

Historical GWP ($M) (1)



Growing businesses % of Consolidated GWP:
57%
53%
57%
60%
55%
61%
61%
86%
26% CAGR in growing businesses GWP (2013- 2020)
$20.6
$189.9
$59.4
$218.1
$91.0
$234.9
$182.2
$260.8
$316.4
$282.2
$374.3
$334.4
$387.6
$516.8
$408.7
$669.1
2013
2014
2015
2016
2017
2018
2019
2020
Core E&S
Specialty Admitted
Commercial Auto
Casualty Re

Quarterly Core E&S Renewal Rate Increases



Compound aggregate rate increases on renewal book last 17 quarters = 36%
13%
2%
2%
10%
3%
5%
6%
6%
14%
19%
13%
9%
15%
Q1 '18
Q2 '18
Q3 '18
Q4 '18
Q1 '19
Q2 '19
Q3 '19
Q4 '19
Q1 '20
Q2 '20
Q3 '20
Q4 '20
Q1 '21

(1) The large commercial auto account in runoff represents the bulk of our commercial auto gross written premiums. None of the remaining commercial auto business we write is exposed to the "ride-share" sector.

JAMES RIVER GROUP HOLDINGS, LTD.
12

13 What is Driving Growth in the E&S Market? The E&S market began experiencing rate hardening in late 2018/early 2019 and the hardening significantly accelerated in 2020 driven by the Global Pandemic. Admitted market casualty pricing has not been keeping up with loss cost inflation for years. Admitted market carriers have thus been tightening underwriting guidelines or non - renewing business, pushing it to the E&S market Increasing jury verdicts and social inflation Reopening economy in the wake of a recession Increased risk of cyber threats as the world becomes more digitized Emergence of novel health risks Increasing catastrophe losses and risk of climate change (1) + (1) Please refer to our 10 - K filing for a detailed description of our reinsurance program. We believe we have little to no social inflation in our Core E&S book given its small account nature, client risk profile and limits deployment New business formation and small business revamp are our key clients We have negligible cyber exposure as an underwriter The overwhelming majority of our Core E&S book has an organic pathogen exclusion We write little cat exposed property, and for the risks we do insure we have robust reinsurance protection up to the 1:1,000 per year level (1)

Building a Best-in-Class Core E&S Business

- Calendar paid and reported loss ratios continued to be extremely low in recent periods; 16.4% and 31.7%, respectively for Q1 2021, following 26.4% and 30.0%, respectively, for full year 2020
  - Q1 calendar paid and reported loss ratios are over 20 points and 23 points lower, respectively, than 2017 and 2018 averages
  - In the last 12 months of claims, frequency is 20% - 30% lower than prior periods and severity remains benign
  - We assume that this decline in frequency is temporary in our 2021 loss picks and don't believe we will experience a catchup in reported claims from the 2020 accident year

Core E&S Initial and Developed Accident Year Loss Ratios

AYs have developed favorably by over 8 points on average since 2013



69%
59%
2013
71%
56%
2014
76%
66%
2015
72%
65%
2016
67%
57%
2017
69%
61%
2018
71%
65%
2019
62%
62%
2020
Initial Loss "Pick"
Current Loss Ratio

Core E&S Calendar Year Loss Ratio vs. Surplus Line Specialists Peer Group[1]

— *Specialist Peer Group 2007 – 2020 Average Loss Ratio: 61%*

— *JRVR 2007 – 2020 Average Loss Ratio: 57%*

JRVR has generated over 4 points of underwriting alpha vs. peer group



56%
57%
2007
61%
64%
2008
63%
59%
2009
55%
60%
2010
49%
64%
2011
53%
66%
2012
40%
57%
2013
52%
60%
2014
57%
56%
2015
55%
60%
2016
58%
63%
2017
67%
63%
2018
69%
61%
2019
JRVR Core E&S Loss Ratio
Specialist Peer Group

Source: Company filings, A.M. Best data and research, and S&P Global Market Intelligence (and its affiliates, as applicable).

(1) Specialists Peer Group = Alleghany Insurance Holdings Group, Argo Group, Crum & Forster Insurance Group, Global Indemnity Group, HIIG Group, Houston Casualty Group, IFG Companies, Kinsale Insurance Company, Markel Corporation Group, RLI Group, W.R. Berkley Insurance Group.

JAMES RIVER GROUP HOLDINGS, LTD.

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Specialty Admitted Segment: Growth in Process 15 Fronted Programs GWP ($M) Fee Income ($M) • Fronting business continues to experience meaningful growth as recently added programs mature and expand • Eight new programs added Q2 - Q4 2020 will continue to ramp through 2021 • Capital light, deal - driven business with limited risk retention • Lower risk fee - income business complements our highly profitable Core E&S underwriting business • Increased demand for fronting paper driven by hard market conditions as start - ups and MGAs/MGUs search for capacity • Seeing encouraging signs of growth for our largest program partner as the economy recovers and workers’ compensation pricing begins to inflect higher after years of soft market conditions $86.0 $73.5 $84.8 $79.8 $85.3 $72.3 $96.6 $90.6 $110.9 Q1 '19 Q2 '19 Q3 '19 Q4 '19 Q1 '20 Q2 '20 Q3 '20 Q4 '20 Q1 '21 Fronted programs premium represent 87% of the GWP of our Specialty Admitted Segment (1) $3.8 $3.8 $4.0 $4.2 $4.2 $5.4 $4.6 $5.1 $5.1 Q1 '19 Q2 '19 Q3 '19 Q4 '19 Q1 '20 Q2 '20 Q3 '20 Q4 '20 Q1 '21 Consistent and predictable stream of earnings (1) As of Q1 2021.

We Represent a Unique Investment Opportunity

2020 Cat Losses % of Loss Ratio(1)

Our focus on low volatility, niche casualty E&S business results in little to no cat exposure, differentiating us from public specialty peers



0%
0%
2%
3%
6%
6%
7%
JAMES RIVER GROUP HOLDINGS, LTD.
AMERISAFE
Berkley
MARKEL
ARGO GROUP
KINSALE CAPITAL GROUP
RLI

2020 E&S DWP as a % of total GWP(2)

We are the 2nd most concentrated company in terms of E&S exposure, providing investors concentrated exposure to an attractive market



0%
26%
30%
31%
34%
70%(3)
59%(3)
100%
AMERISAFE
Berkley
MARKEL
ARGO GROUP
RLI
JAMES RIVER GROUP HOLDINGS, LTD.
KINSALE CAPITAL GROUP

Source: S&P Global Market Intelligence (and its affiliates, as applicable), SEC filings.

(1) Weather related catastrophe losses only. Excludes catastrophe losses from COVID-19 for those companies who categorize COVID-19 as a catastrophe.

(2) Statutory E&S direct written premium as defined and calculated by S&P Global Market Intelligence. Represents statutory E&S direct written premium divided by GAAP gross written premium. Excludes companies with total gross written premium of less than $150.0M.

(3) 59% is based on statutory E&S DWP premium as defined and calculated by S&P Global Market Intelligence. 70% is based on GAAP E&S GWP (including assumed business in our Casualty Reinsurance segment).

JAMES RIVER GROUP HOLDINGS, LTD.
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Our Valuation Supports Meaningful Upside JRVR Historical Discount to Peers (2) We have historically traded at a discount to peers based on a regression analysis ARGO MKL WRB AMSF JRVR RLI KNSL 0.00x 1.00x 2.00x 3.00x 4.00x 5.00x 6.00x 7.00x 8.00x 7% 12% 17% 22% Price to TBV 2022 Consensus ROTE Source: S&P Global Market Intelligence (and its affiliates, as applicable ), SEC filings, FactSet. Market data as of 4/30/2021. (1) Mean a nalyst consensus operating earnings per share for the full financial year divided by December 31, 2020 tangible equity per share for al l companies except for RLI and WRB which are as of March 31, 2021. (2) Discount calculated as the variance between price to tangible book value and implied price to tangible book value based on the regression of FY+1 RO ATE and price to tangible book value of the peer group. Peers include: MKL, WRB, RLI, KNSL, ARGO, and AMSF . (3) Represents mean 2022E consensus operating EPS estimates of $2.96 per FactSet. P/TBV vs Operating ROTE (1) We are “inexpensive” relative to our specialty peers: Our current valuation supports meaningful upside Price/2022E Consensus EPS (3) We trade at the low end of our peers on a price to 2022E consensus EPS basis (15%) (30%) (38%) (43%) (43%) (53%) (46%) (41%) 10/8/2019 12/31/2019 3/31/2020 6/30/2020 9/30/2020 12/31/2020 2/15/2021 4/30/2021 35.6x 35.0x 20.5x 18.0x 17.8x 15.9x 12.6x KNSL RLI AMSF MKL WRB JRVR ARGO VALUATION HAS MEANINGFUL UPSIDE OPPORTUNITY TO NARROW DISCOUNT 2022E P/E MULTIPLE AT LOW END OF PEERS 17 10/8/2019 – 12/31/2019: Exit from large comm’l auto account Median: 18.0x

Appendix

Broad Risk Appetite Permits Us to 'Pick Our Spots'

Our high caliber underwriting team, and use of proprietary technology, provide significant expertise to price our increased submission flow of highly underwritten risks

- During the first quarter of 2021, renewal rates increased 15% across our core E&S business (the seventeenth consecutive quarter of rate increases) over the same period last year

($ in millions) Division	Lead U/W Years of Industry Experience	Quarter Ended Mar 31, 2021	Gross Written Premiums Quarter Ended Mar 31, 2020	Year Ended Dec 31, 2020	Year Ended Dec 31, 2019	Description
Excess Casualty	37	$68.4	$34.2	$213.0	$119.0	Following form excess on risks similar to GC and MC
Manufacturers & Contractors (MC)	37	31.9	28.3	122.9	105.1	Products liability & completed operations exposure
General Casualty (GC)	33	29.4	25.7	125.4	115.8	Premises ops (e.g., apartments, offices & restaurants)
Energy	35	10.8	10.9	51.1	45.4	Oil & gas contractors, mining, alternative energy & utilities
Excess Property	35	6.9	6.0	37.3	31.6	CAT-exposed excess property > 1/100 year return period
Commercial Auto	33	5.8	6.7	30.0	405.6	Hired / non-owned auto, ride share
Life Sciences	37	5.7	6.5	35.2	24.5	Nutrition products, medical devices and human clinical trials
Allied Health	27	8.2	5.5	26.9	26.7	Long-term care, outplacement facilities & social services
Small Business	27	7.5	5.6	24.8	19.7	Small accounts similar to GC and MC
Environmental	35	2.7	3.0	17.8	16.5	Environmental contractors and consultants
Professional Liability	27	2.1	1.9	6.9	6.5	E&O for non-medical professionals (lawyers, architects, engineers)
Sports & Entertainment	33	1.6	1.4	6.1	4.2	Amusement parks, campgrounds, arenas
Medical Professional	27	0.4	0.5	1.7	1.7	Non-standard physicians and dentists
Total		$181.4	$136.2	$699.1	$922.3	
Core E&S		$175.6	$129.5	$669.1	$516.7	
Commercial Auto		$5.8	$6.7	$30.0	$405.6	

JAMES RIVER GROUP HOLDINGS, LTD.
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$150 $168 $192 $209 $276 $322 $440 $596 $705 $900 $1,074 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Financial Strength Rating • Our A.M. Best Financial Strength Rating of “A” is on negative outlook (1) • We operated with an “A - ” financial strength rating from our inception in September 2002 until being upgraded to an “A” financial strength rating on July 29, 2016 • During this time when we operated with an “A - ” financial strength rating, w e grew from no premium to $560.7M of group - wide GWP for the twelve months ending June 30, 2016 • Our competitors in our E&S segment operate with a range of financial strength ratings, although in the fronting space the majority are rated “A - ” 20 Source: S&P Global Market Intelligence (and its affiliates, as applicable), A.M. Best, and c ompany websites. (1) Please refer to risk factors in our Annual Report on Form 10 - K filing. (2) Represents James River Group Holdings Ltd. (SNL P&C Group ) statutory direct written premium from S&P Global Market Intelligence, excluding commercial auto DWP and Casualty Reinsurance segment. Last 10 Years DWP excluding Commercial Auto ($M) (2) 2002 – July‘16 A.M. Best Rating: “ A - ” July’16 – 2020 A.M. Best Rating: “ A” On 7/29/2016, A.M. Best upgraded us from an “A - ” to an “A”

$23.0 $25.4 $27.3 $28.9 $29.8 $29.9 $31.5 $34.6 $40.3 $47.6 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 21 73% 88% 71% 75% 74% 83% 100% 94% 87% 95% 108% 103% 96% 97% 98% 101% 104% 99% 99% 99% 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 E&S Industry Combined Ratio P&C Industry Combined Ratio The E&S Market is Highly Attractive U.S. Excess & Surplus Lines DWP ($M) Profitability of E&S Industry vs. Total P&C Industry: 10 Year Combined Ratio Source: S&P Global Market Intelligence (and its affiliates, as applicable ). P&C Industry 2011 – 2020 Average Combined Ratio: 100% E&S Industry 2011 – 2020 Average Combined Ratio: 84% 18% 16% 10% E&S industry DPW has grown at double digit rates the past 3 years driven by rising renewal rates and changes in risk appetite 2012 – 2017 Average Growth Rate: 5% E&S market generated 16 points of underwriting alpha compared to the broader P&C industry

Appendix: Q1 2021 Earnings

Consolidated Performance

($ in M, except per share amounts)	1Q20	1Q21	Change (%)
Income (Loss), as Reported	($36.8)	($103.5)	N/M
Net Realized and Unrealized Losses (Gains) on Investments (1)	52.2	(5.8)	N/M
Other Expenses	0.0	0.4	N/A
Adjusted Net Operating Income	15.4	(108.8)	N/M
(Loss) Earnings Per Share			
Basic	($1.21)	($3.37)	N/M
Diluted	($1.21)	($3.37)	N/M
Adjusted Net Operating Income Per Share			
Basic	$0.51	($3.54)	N/M
Diluted	$0.50	($3.54)	N/M
Weighted-Average Common Shares Outstanding			
Basic	30.5	30.7	1%
Diluted	30.5	30.7	1%
Key Income Statement Items			
Gross Written Premiums	283.8	373.3	32%
Net Written Premiums	134.7	174.6	30%
Net Earned Premiums	145.9	160.6	10%
Net Investment Income	20.8	15.1	(28%)
Underwriting Ratios and Returns			
Accident Year Loss Ratio	65.8%	64.4%	(1.4%)
Prior Year Development	0.6%	105.9%	105.3%
Loss Ratio	66.4%	170.3%	103.9%
Expense Ratio	34.2%	28.9%	(5.3%)
Combined Ratio	100.6%	199.2%	98.6%
Accident Year Combined Ratio	100.0%	93.3%	(6.7%)
Key Balance Sheet Items			
BVPS	$23.60	$20.78	(12%)
TBVPS	$16.44	$13.70	(17%)

Commentary

- 32% increase in GWP
  - All 3 segments contributed to the growth, although Casualty Reinsurance growth was largely due to a renewal timing difference
- 30% increase in NWP driven by our E&S and Specialty Admitted segments
- There was overall unfavorable reserve development of $170.1M compared to unfavorable reserve development of $0.9M in the prior year quarter (representing a 105.9 and 0.6 percentage point increase to our loss ratio in the periods, respectively)
- Group expense ratio of 28.9% decreased from 34.2% in the prior year quarter, principally due to expense reduction initiatives and growth in lines of business with lower net commissions
- Franchise well positioned for future success
- The accident year combined ratio of 93.3% improved 6.7 points vs. the prior year quarter, driven by both an improving accident year loss ratio and expense ratio

JAMES RIVER GROUP HOLDINGS, LTD.

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(1) Includes gains (losses) of $1.7M and $3.9M for the change in net unrealized gains/losses on equity securities and bank loan participations in the three months ended March 31, 2021, respectively ($(13.3)M and $(43.9)M in the three months ended March 31, 2020, respectively).

E&S Segment Performance

($ in M)	1Q20	1Q21	Change (%)
Gross Written Premiums	$136.2	$181.4	33%
Net Written Premiums	92.2	108.4	18%
Net Earned Premiums	99.7	113.7	14%
Losses and Loss Adjustment Expenses	(65.5)	(241.7)	N/M
Underwriting Expenses	(26.1)	(22.9)	(12%)
Underwriting Profit (1)	8.1	(150.9)	N/M
Gross Fee Income	1.3	0.0	N/M
Ratios			
Accident Year Loss Ratio	65.7%	64.3%	(1.4%)
Prior Year Development	0.0%	148.3%	148.3%
Loss Ratio	65.7%	212.6%	146.9%
Expense Ratio	26.2%	20.1%	(6.1%)
Combined Ratio	91.9%	232.7%	140.8%
Accident Year Combined Ratio	91.9%	84.4%	(7.5%)

Commentary

- 36% growth in Core E&S GWP
  - Rate and submission volume remain strong
  - Eight out of twelve core underwriting divisions grew
- Due to continued stronger relative growth in our Excess Casualty underwriting division, where we cede a larger portion of risk as compared to other lines, retention declined and NWP increased at a lower rate than GWP
- 15% increase in first quarter 2021 E&S renewal pricing, up from 14% in full year 2020
  - 17th consecutive quarter in which E&S rates have increased
  - Compound annual aggregate rate increase in our Core E&S renewal book has been 36% over those 17 quarters
- Core E&S has grown 86% since the first quarter of 2019
- $168.7M of unfavorable development, inclusive of $170.0M of unfavorable development in Commercial Auto, primarily driven by Rasier, which has been in runoff since 12/31/2019, partially offset by $1.4M of favorable development in Core E&S
- Decline in gross fee income is due to the termination of the large commercial auto account

JAMES RIVER GROUP HOLDINGS, LTD.

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(1) Underwriting results include fee income of $1.3M and $0.0M for the three months ended March 31, 2020 and 2021, respectively. These amounts are included in "Other income" in our Condensed Consolidated Income Statements.

Specialty Admitted Performance

($ in M)	1Q20	1Q21	Change (%)
Gross Written Premiums	$102.8	$127.0	24%
Net Written Premiums	13.4	22.0	65%
Net Earned Premiums	13.3	16.4	23%
Losses and Loss Adjustment Expenses	(9.9)	(10.7)	8%
Underwriting Expenses	(4.4)	(4.3)	(0%)
Underwriting Profit (1)	(1.0)	1.3	N/M
Gross Fee Income	4.2	5.1	22%
Ratios			
Accident Year Loss Ratio	82.2%	71.8%	(10.4%)
Prior Year Development	(7.6%)	(6.1%)	1.5%
Loss Ratio	74.6%	65.7%	(8.9%)
Expense Ratio	32.8%	26.6%	(6.2%)
Combined Ratio	107.4%	92.3%	(15.1%)
Accident Year Combined Ratio	115.0%	98.4%	(16.6%)

Commentary

- Fronting business grew meaningfully as recently added programs continued to mature and expand
  - Eight new programs added since Q1 2020, as those and other recently added programs continue to renew and expand
- GWP grew 24%
  - 30% increase in fronting GWP
- Net written premium increased at a greater rate than gross written premium due to a higher premium retention on fronted business
- Fee income grew 22% due to the continued growth of our fronting relationships
- $1.0M of favorable development in our individual risk workers' compensation business
- Strong pipeline of new fronting relationships

JAMES RIVER GROUP HOLDINGS, LTD.

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(1) Underwriting results include fee income of $4.2M and $5.1M for the three months ended March 31, 2020 and 2021, respectively.

($ in M) Change 1Q20 1Q21 (%) Gross Written Premiums $44.8 $64.9 45% Net Written Premiums 29.1 44.2 52% Net Earned Premiums 32.9 30.5 (7%) Losses and Loss Adjustment Expenses (21.4) (21.0) (2%) Underwriting Expenses (11.3) (11.1) (1%) Underwriting Profit 0.2 (1.6) N/M Ratios Accident Year Loss Ratio 59.4% 60.7% 1.3% Prior Year Development 5.7% 8.1% 2.4% Loss Ratio 65.1% 68.8% 3.7% Expense Ratio 34.3% 36.5% 2.2% Combined Ratio 99.4% 105.3% 5.9% Accident Year Combined Ratio 93.7% 97.2% 3.5% Casualty Reinsurance Performance C ommentary • GWP and NWP increased due to a change in the renewal date of one large treaty • $2.5M of unfavorable development 26

Investment Portfolio

Investment Portfolio (as of March 31, 2021)



8%
2%
2%
7%
4%
77%
Fixed Maturity Securities
Equity Securities
Bank Loans
Short-Term Investments
Other Invested Assets
Cash and Cash Equivalents (excluding restricted cash)

Total Cash and Investments (excluding restricted cash): $2,342.5M

Net Investment Income Breakdown

($ in M)	1Q20	1Q21	Change (%)
Renewable Energy Investments	$1.0	($0.7)	N/M
Other Private Investments	(0.5)	1.0	N/M
All Other Net Investment Income	20.3	14.8	(27%)
Total Net Investment Income	20.8	15.1	(28%)

Commentary

- The decrease in net investment income was principally caused by lower investment income from restricted cash due to a decline in short term investment yields, and lower investment income from our bank loan portfolio resulting from a smaller portfolio and lower investment yields
- We sold 40% of our bank loan portfolio in 2Q 2020 (as measured by par value) as asset values recovered to reduce volatility of our overall portfolio
- Annualized gross investment yield declined primarily as a result of the sale of floating rate bank loan investments as mentioned above

Key Portfolio Statistics

	1Q20	1Q21
Gross Investment Yield (1)	3.6%	3.2%
Average Duration (2)	3.6 years	4.3 years

JAMES RIVER GROUP HOLDINGS, LTD.

(1) Includes fixed maturity, bank loan and equity securities.
(2) Includes fixed maturity and bank loan portfolios.

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Appendix: Non - GAAP Reconciliation

Non - GAAP Measures Reconciliation 29 Source: Company filings. Note: All amounts are for the year ended December 31 for each period indicated, except Q1 2020 and Q1 2021 which are for the quarter ended March 31. Non-GAAP Reconciliation Underwriting Profit (Loss) Q1 Q1 ($mm) 2017 2020 2020 2021 Underwriting profit (loss) of the operating segments: Excess and Surplus Lines 29.7$ 42.8$ 19.2$ 9.8$ 8.1$ (150.9)$ Specialty Admitted Insurance 3.2 7.0 5.9 4.2 (1.0) 1.2 Casualty Reinsurance (1.8) 5.1 (7.2) (18.4) 0.2 (1.6) Total underwriting profit of operating segments 31.1 54.9 17.9 (4.4) 7.3 (151.3) Operating expenses of Corporate segment (25.3) (26.9) (27.7) (29.4) (8.2) (8.1) Underwriting profit (loss) 5.8 28.0 (9.8) (33.8) (0.9) (159.4) Net investment income 61.1 61.3 75.7 73.3 20.8 15.1 Net realized investment (losses) gains (2.0) (5.5) (2.9) (16.0) (58.4) 6.3 Other income and expenses (0.2) (0.8) 0.1 (1.0) 0.3 (0.5) Interest expense (9.0) (11.6) (10.6) (10.1) (2.9) (2.2) Amortization of intangible assets (0.6) (0.6) (0.6) (0.5) (0.1) (0.1) Income (loss) before taxes 55.1$ 70.8$ 51.9$ 11.9$ (41.2)$ (140.8)$ 20192018

Non-GAAP Measures Reconciliation

Non-GAAP Reconciliation

($mm) Adj. Net Operating Income	2017	2018	2019	2020	Q1 2020	Q1 2021
Income (loss) as reported	$ 43.6	$ 63.8	$ 38.3	$ 4.8	$ (36.8)	$ (103.5)
Net realized inv. (gains) losses	1.4	4.4	3.8	14.8	52.2	(5.8)
Initial public offering costs	-	-	-	-	-	-
Dividend withholding taxes	1.0	-	-	-	-	-
Other expenses	0.5	1.1	0.8	1.6	-	0.4
Interest expense on leased building the Company was previosuly deemed to own for accounting purposes	0.8	1.3	-	-	-	-
Adjusted net operating income	$ 47.3	$ 70.6	$ 42.9	$ 21.2	$ 15.4	$ (108.9)

Tangible Book Value	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	Q1 2020	Q1 2021
Shareholders' equity	$ 677.8	$ 724.7	$ 714.2	$ 762.4	$ 784.0	$ 701.5	$ 687.9	$ 681.0	$ 693.2	$ 694.7	$ 709.2	$ 778.6	$ 795.6	$ 720.3	$ 639.6
Goodwill & intangible assets	(289.8)	(282.4)	(232.7)	(233.9)	(225.0)	(222.6)	(221.9)	(221.3)	(220.7)	(220.2)	(219.3)	(218.8)	(218.2)	(218.6)	(218.1)
Tangible Book Value	$ 388.0	$ 442.3	$ 481.5	$ 528.5	$ 559.0	$ 478.9	$ 466.0	$ 459.7	$ 472.5	$ 474.5	$ 489.9	$ 559.8	$ 577.4	$ 501.7	$ 421.5
Shares Outstanding (000's)	35,718	35,718	35,718	35,718	36,030	28,540	28,540	28,942	29,258	29,697	29,988	30,424	30,649	30,520	30,775
Tangible Book Value per Share	$ 10.86	$ 12.38	$ 13.48	$ 14.80	$ 15.52	$ 16.78	$ 16.33	$ 15.89	$ 16.15	$ 15.98	$ 16.34	$ 18.40	$ 18.84	$ 16.44	$ 13.70

Note: In the Tangible Equity Table, 2008 to 2013 shares outstanding are retroactively adjusted for 50/1 stock split. Additionally, all amounts are as of or for the year ended December 31 for each period indicated, except Q1 2020 and Q1 2021 which are as of or for the quarter ended March 31.

Source: Company filings.

JAMES RIVER GROUP HOLDINGS, LTD.

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